Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Strong Sequential Revenue and Earnings Growth from Prior Quarter;

Continued Revenue Diversification and Improved Operating Efficiencies;

Expecting Continued Growth in Coming Periods

Spokane Valley, WA— January 26, 2010 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 26, 2009. The results exceeded the sales and earnings estimates announced in the Company’s revised guidance on December 2, 2009.

For the second quarter of fiscal 2010, Key Tronic reported total revenue of $44.8 million, compared to $41.3 million in the previous quarter and $47.0 million in the same period of fiscal 2009. For the first six months of fiscal 2010, total revenue was $86.1 million, compared to $95.2 million in the same period of fiscal 2009.

Net income for the second quarter of fiscal 2010 was $1.7 million or $0.17 per diluted share, up from $0.3 million or $0.03 per diluted share in the previous quarter and up from $0.1 million or $0.01 per diluted share for the same period of fiscal 2009. For the first six months of fiscal 2010, net income was $2.0 million or $0.19 per diluted share, up from $0.5 million or $0.05 per diluted share for the same period of fiscal 2009.

A favorable sales mix in the second quarter of fiscal 2010 resulted in unusually high gross margins of 11% and operating margins of 4%, up from 8% and 1%, respectively, in the same period of fiscal 2009.

“We’re very pleased with our strong sequential growth in revenue and earnings during the second quarter of fiscal 2010, driven by increased demand from both new and longstanding customers,” said Craig Gates, President and Chief Executive Officer, “We’ve remained profitable for 24 consecutive quarters by continuing to control our costs, enhance our operating efficiencies and improve our inventory management. We’ve also strengthened our balance sheet, added square footage in our world-class facilities in Mexico and China, and increased the efficiency of our supply chain and new product introduction processes.

“During the second quarter of fiscal 2010, we won new programs involving telecommunications, industrial, specialty printer, gaming and financial transaction equipment. Our continued success in diversifying our revenue base across a wide range of industries make us confident that our profitable growth trends are sustainable in coming periods.”

Business Outlook

For the third quarter of fiscal 2010, the Company expects to report both sequential and year-over-year growth, with revenue in the range of $44 million to $47 million, and earnings in the range of $0.15 to $0.20 per share. The Company also expects to see continued sequential growth in the fourth quarter of fiscal 2010.

Conference Call

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 877-941-6010 or +1 480-629-9772. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4197912). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2010. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarters Ended		Six Months Ended
	December 26 2009	December 27 2008	December 26 2009	December 27 2008
Net sales	$44,750	$46,990	$86,059	$95,227
Cost of sales	40,040	43,174	78,674	88,004

Gross profit on sales	4,710	3,816	7,385	7,223

Operating expenses:
Research, development and engineering	704	592	1,267	1,218
Selling, general and administrative	2,273	2,056	4,009	4,193
Goodwill impairment	0	765	0	765

Total operating expenses	2,977	3,413	5,276	6,176

Operating income	1,733	403	2,109	1,047

Interest expense	19	180	64	362

Income before income taxes	1,714	223	2,045	685

Income tax provision	44	117	80	171

Net income	$1,670	$106	$1,965	$514

Earnings per share:

Earnings per common share - basic	$0.17	$0.01	$0.19	$0.05
Weighted average shares outstanding - basic	10,087	10,065	10,076	10,053

Earnings per common share - diluted	$0.17	$0.01	$0.19	$0.05
Weighted average shares outstanding - diluted	10,110	10,073	10,094	10,081

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 26 2009	June 27 2009
ASSETS
Current assets:
Cash and cash equivalents	$7,217	$729
Trade receivables	26,197	24,867
Inventories	28,906	32,291
Other	3,320	3,168

Total current assets	65,640	61,055

Property, plant and equipment - net	11,597	11,199

Other assets:
Restricted cash	—	124
Deferred income tax asset	4,576	4,611
Other	700	766

Total other assets	5,276	5,501
Total assets	$82,513	$77,755

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,291	$18,703
Accrued compensation and vacation	3,645	3,198
Current portion of other long-term obligations	243	359
Other	1,797	1,351

Total current liabilities	28,976	23,611

Long-term liabilities:
Revolving loan	—	2,412
Other long-term obligations	674	618

Total long-term liabilities	674	3,030

Shareholders’ equity:
Common stock, no par value - share authorized 25,000; issued and outstanding 10,090 and 10,066 shares, respectively	39,396	39,359
Retained earnings	12,808	10,843
Accumulated other comprehensive loss	659	912

Total shareholders’ equity	52,863	51,114

Total liabilities and shareholders’ equity	$82,513	$77,755